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                                                                      EXHIBIT 11

                       CROWN CASTLE INTERNATIONAL CORP.

                            COMPUTATION OF NET LOSS
                               PER COMMON SHARE
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

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
                                                     HISTORICAL                      PRO FORMA
                                        -------------------------------------       -----------
                                                    YEARS ENDED
                                                    DECEMBER 31,                    YEAR ENDED
                                        -------------------------------------       DECEMBER 31,
                                          1995     1996     1997       1998            1998
                                        --------  ------  ---------  --------        ---------
Net loss..............................  $  (21)  $ (957)  $(11,942)  $(37,775)       $(119,018)
Dividends on preferred stock..........     --       --      (2,199)    (5,411)         (26,745)
                                        ------    -----   --------   --------        ---------
Net loss applicable to
 common stock for basic
 and diluted
 computations.........................  $  (21)  $ (957)  $(14,141)  $(43,186)       $(145,763)
                                        ======    =====   ========   ========        =========
Weighted-average number
 of common shares
 outstanding during the
 period for basic and
 diluted computations
 (in thousands).......................   3,316    3,503      6,238     42,518          142,213
                                        ======    =====   ========   ========        =========
Loss per common share--
 basic and diluted....................  $(0.01)  $(0.27)  $  (2.27)  $  (1.02)       $   (1.02)
                                        ======    =====   ========   ========        =========
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